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                           SANDS BROTHERS & CO., LTD.
                               INVESTMENT BANKERS
                                   MEMBER NYSE
                      90 PARK AVENUE, NEW YORK, N.Y. 10016
           (212) 697-5200 Toll Free (800) 866-6116 Fax (212) 697-9090



                                                                   May 31, 2000


Constellation 3D, Inc.
230 Park Avenue, Suite 453
New York, NY 10169

Attn: Eugene Levich
          President and CEO

         Re: Amendment No.5 to Placement Agency Agreement; Amendment No. 3 to Warrant Agreement No. 1 to Warrant Certificate No. SB-2


Dear Dr. Levich:

         The parties hereto, Constellation 3D, Inc. (f/k/a C3D Inc.), a Florida corporation (the "Company") and Sands Brothers & Co., Ltd., a Delaware corporation ("Sands Brothers") have entered into (A) that certain placement agency agreement (hereinafter the "Agency Agreement") dated as of December 1, 1999, as amended December 22, 1999, March 7, 2000, March 23, 2000, and April 17, 2000, and as supplemented by that certain letter agreement dated February 8, 2000 (hereinafter the "Agency Agreement") and (B) that certain Warrant Agreement dated as of December 1, 1999, as amended on March 23, 2000 and April 17, 2000 (hereinafter the "Warrant Agreement"). Furthermore, the Company has issued Warrant Certificate No. SB-2 on March 24, 2000 ( "Warrant SB2").

         In connection therewith, the parties hereto agree that the Agency Agreement, Warrant Agreement, and Warrant SB2 are hereby amended as follows (which, among other things, gives effect to the 3 for 1 stock split of the Company effectuated in December 1999):

                  1. Paragraph 4(e) of the Agency Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

                           (c)      Issuance of Placement Agent Warrants. At
each Closing as provided in paragraph 4(a) above, the Company shall issue to the Placement Agent or its designee(s), subject to the ratable adjustment of the shares underlying the Placement Agent Warrants (hereinafter defined) and the exercise price thereof in the event of any Company dividend, stock split or reclassification declared after the date hereof, (i) with respect to the sale of the Minimum Amount,



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warrants to purchase 1,050,000 shares of the Company's Common Stock ("Initial
Placement Agent Warrants") and (ii) 600,000 warrants for each $1,000,000 of all Securities sold in the Financing up to an aggregate of $25,000,000 (the "Additional Placement Agent Warrants") (collectively referred to as the "Placement Agent Warrants"). The Initial Placement Agent Warrants shall be exercisable for five (5) years, commencing upon the date of their issuance, at a price of $3.67 per share of Common Stock. The Additional Placement Agent Warrants shall be exercisable for five (5) years, commencing upon the date of their issuance, at a price equal to the lower of (A) a 40% discount to the lower of (x) the average closing bid price of the Common Stock for the 120 day period prior to the date of the closing of the sale of Securities or (y) the average closing bid price of the Common Stock for the 7 day period prior to the date of the closing of the sale of Securities or (B) a 40% discount of the purchase price of Common Stock or Common Stock equivalents (including without limitation derivative securities and convertible debt) paid by any investor introduced directly or indirectly by Sands Brothers in the Company subsequent to the date hereof, but in no event, whether (A) or (B), less than $5.00 per share (subject to stock splits, recapitalizations and similar corporate events). The Placement Agent Warrants shall be in the form attached hereto as Exhibit B, and will be governed by the terms of the Warrant Agreement attached hereto as Exhibit C. The certificates representing the Placement Agent Warrants will be in such denominations and such names as the Placement Agent may request prior to each closing. The Placement Agent Warrants may not be assigned by Sands Brothers, except to Sands Brothers' officers, employees or other designees, without the written consent of the Company. All issuance of Placement agent warrants will be done in full compliance with applicable law."

                  2. Paragraph 6.1 of the Warrant Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

         ss.6.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 8 hereof, the initial exercise price with respect to the Initial Warrant Shares shall be $3.67 per share of Common Stock, and the initial exercise price with respect to the Additional Warrant Shares shall be equal to the lower of (A) a 40% discount to the lower of (x) the average closing bid price of the Common Stock for the 120 day period prior to the date of the closing of the sale of Securities or (y) the average closing bid price of the Common Stock for the 7 day period prior to the date of the closing of the sale of Securities or (B) a 40% discount of the purchase price of Common Stock or Common Stock equivalents (including without limitation derivative securities and convertible debt) paid by any investor in the Company subsequent to the date hereof, but in no event, whether (A) or (B), less than $5.00 per share (subject to stock splits, recapitalilzations and similar corporate events). The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 8 hereof.

                  3. The first clause of Section 1 of the Warrant Agreement is hereby deleted in its entirety and in its place and stead the following is inserted: "The Holder and its designees is hereby granted the right to purchase, at any time from December 1, 1999 until 5:30 p.m. New York time on the later of December 1, 2004 or the final closing date of the Offering..." Accordingly, each Warrant Certificate issued pursuant to the Warrant Agreement, as amended hereunder, after the date hereof shall have a five year term.


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                  4. At the first closing from the date hereof of any investor introduced directly or indirectly by Sands Brothers, the parties hereto shall execute an amendment to Warrant SB2 to modify the exercise price thereof to comport with the formula set forth in Sections 1 and 2 hereof.

                  5. Anything contained herein to the contrary notwithstanding, the amendments and modifications contained herein shall not apply with respect to the Initial Placement Agent Warrants, which remain in full force and effect in the manner in which such Warrants were initially issued, but shall apply to previously issued and to be issued Additional Placement Agent Warrants.

                  6. The parties agree and acknowledge that the Minimum Amount (as such term is defined in the Agency Agreement) has been reached and closed upon. Except as set forth herein the Agency Agreement and the Warrant Agreement (and the Warrants, as modified hereunder, issued pursuant thereto) shall remain in full force and effect.


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IN WITNESS WHEREOF, the Company and Sands Brothers have caused this Agreement to be executed by its duly authorized representative.

CONSTELLATION 3D, INC.                      SANDS BROTHERS & CO., LTD


By: /s/ E. Levich                           By: /s/ Mark Hollo
    --------------------------------            -------------------------------
Name: E. Levich                             Name:
Title:                                      Title:
Date: 5/31/2000                             Date: 5/31/2000
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